Exhibit (a)(40)

               PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST
                                   [AMEX: PCA]
                             ATTENTION SHAREHOLDERS

   WE ARE OFFERING YOU $15.00 PER SHARE - MORE THAN THE CURRENT MARKET PRICE*,
             MORE THAN THE CURRENT NET ASSET VALUE (NAV)** AND MORE
      THAN THE PCA TRUSTEES PROPOSE THAT YOU RECEIVE AFTER OPEN-ENDING PCA

                      OUR OFFER DEADLINE IS MARCH 27, 2007

                    SHAREHOLDERS ARE FACED WITH TWO CHOICES:

1. TENDER YOUR SHARES TO THE TRUST AND RECEIVE MORE THAN THE CURRENT NAV (AS OF MARCH 12, 2007) AND RECEIVE PAYMENT IMMEDIATELY AFTER THE OFFER EXPIRES;

     OR

2.   KEEP YOUR SHARES AND TAKE THE FOLLOWING RISKS:

     A. THAT YOU WILL RECEIVE LESS THAN OUR OFFER EVEN IF THE PROPOSAL TO MERGE AND OPEN-END PASSES;

     B. THAT THE MARKET PRICE FOR PCA AND THE VALUE OF ITS UNDERLYING HOLDINGS MAY DECLINE BEFORE THE PROPOSED OPEN-ENDING;

     C. THAT THE MARKET PRICE FOR PCA MAY DECLINE IF THE PROPOSED MERGER OF PCA SHARES INTO AN OPEN-END FUND DOES NOT GAIN SHAREHOLDER APPROVAL AND THUS FAILS. 20% OF THE SHARES HAVE BEEN TENDERED TO US SO FAR AND WE WILL VOTE ALL OF OUR SHARES AGAINST THE MERGER AND OPEN-ENDING PROPOSAL; AND

     D. THAT THE MARKET PRICE FOR PCA MAY DECLINE IF THE TRUST RECEIVES ENOUGH SHARES TO ELECT NEW TRUSTEES, TERMINATE THE EXISTING INVESTMENT MANAGER AND CHANGE THE INVESTMENT OBJECTIVE AND STRATEGY OF PCA AS OUTLINED IN THE TENDER OFFER DOCUMENTS.

OUR OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

OUR OFFER OF $15.00 IS HIGHER THAN ANY CLOSING PRICE FOR PCA SHARES SINCE SEPTEMBER, 2001 AND IS GREATER THAN CURRENT MARKET PRICE* AND CURRENT NAV**. OUR OFFER REFLECTS A 7% PREMIUM OVER THE CLOSING MARKET PRICE PER SHARE IMMEDIATELY PRIOR TO THE COMMENCEMENT OF OUR OFFER.

THIS MAY BE YOUR LAST OPPORTUNITY TO SELL YOUR SHARES FOR MORE THAN NAV. IF YOU DON'T WANT TO BE PART OF OUR NEW DIRECTION; OUR TENDER OFFER GIVES YOU AN OPPORTUNITY TO SELL YOUR SHARES AT A PRICE HIGHER THAN THAT PROPOSED BY THE TRUSTEES OF PCA.

                       OUR OFFER EXPIRES ON MARCH 27, 2007

If you have not received your materials or if you need further information, you may contact our Information Agent: Morrow & Co., Inc., (800) 607-0088

The Mildred Horejsi Trust
March 13, 2007

*    Based on the market price of PCA on March 12, 2007.
**   Based on the net asset value as published by PCA on March 12, 2007.